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                                                                    EXHIBIT 10.8

www.smartbargains.com

SmartBargains, Inc.
10 Milk Street, 10th Floor, Boston, MA 02108

Tel.  617.695.7300  Fax 617.695.7391



August 15, 2003



Steve Goldsmith
790 Saint Moritz
Victoria, MN 55386

Dear Steve:

I am pleased to confirm SmartBargains' offer of employment to you as Executive Vice President and Chief Merchandising Officer.

At SmartBargains, your compensation will consist of four components:

-- Your weekly base salary will be $5,048.08, which is $262,500.00 when annualized.

-- For our fiscal year ending January 31, 2004, you will be eligible to receive a bonus based on your achievement of Net Revenue and Merchandise Margin targets based on our current (June) forecast, covering the time period from your hire date through the end of the fiscal year. When you complete your new hire paperwork, you can specify whether you would like to receive either options to purchase 30,000 common shares of the Company (with an exercise price based on the fair market value as determined by the Board of Directors) or a cash bonus of $50,000.00, to be granted or paid in February 2004 if you meet your targets. After this fiscal year, you will participate in our Management Incentive Plan, as determined each year by the Compensation Committee, at a level commensurate with your senior level role in the Company.

-- Subject to the approval of the Company's Board of Directors and pursuant to the terms of our 2000 Stock Option Plan, you will be offered options to purchase 759,683 common shares of the Company. The exercise price of the options will be based on the fair market value as determined by the Board of Directors.

-- We will pay for certain relocation costs, including such items as: reasonable household moving expenses from MN to Boston; an airline flight for you and each of your immediate family members from your home to Boston; automobile moving expenses for two (2) cars; one house-hunting trip and one other advance trip for your spouse; realtor's fees on your house in MN; and up to $10,000.00 in closing costs and up to $8,000.00 on mortgage points

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     for your house in MA. In the event that you need to carry two mortgages, we will reimburse you for the lower of the two mortgages, up to a total of $6,500.00. Whenever possible, we will directly arrange for and pay for these benefits for you. In the case of relocation expenses you may incur on your own, you may submit receipts for the expense to be considered for reimbursement. Any expenses that are considered taxable income to you will be grossed-up for tax purposes.

In addition, you will be eligible for SmartBargains' standard benefits programs.

You are considered to be an at-will employee of SmartBargains. However, in the event you are terminated from SmartBargains for any reason other than for cause, you will be offered three months of continuing severance payments contingent upon your signing of a Separation Agreement and General Release of Claims.

We look forward to working with you! Please let us know your decision by Monday evening. As always, let any of us know if you have questions about the terms of this offer.

Sincerely,

/s/ Kathy Robinson

Kathy Robinson
Director of HR



Signed and Agreed:





By: /s/ Steven Goldsmith                                           8/20/03
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   Employee                                                        Date



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